SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction	Doing Business As

Avantome, Inc.	Delaware	Avantome, Inc.
Epicentre Technologies Corporation	Wisconsin	Epicentre Biotechnologies
Helixis, Inc.	Delaware	Helixis, Inc.
Illumina Australia Pty. Ltd.	Australia	Illumina Australia Pty. Ltd.
Illumina Brasil Produtos de Biotecnologia Ltda.	Brazil	Illumina Brazil
Illumina Cambridge, Ltd.	United Kingdom	Illumina Cambridge, Ltd.
Illumina Canada, Inc.	New Brunswick, Canada	Illumina Canada, Inc.
Illumina France Holding Sarl	France	Illumina France Holding Sarl
Illumina France Sarl	France	Illumina France Sarl
Illumina GmbH	Germany	Illumina GmbH
Illumina Hong Kong Limited	Hong Kong	Illumina Hong Kong Limited
Illumina Iceland ehf	Iceland	Illumina Iceland ehf
Illumina Italy S.r.l.	Italy	Illumina Italy S.r.l.
Illumina K.K. Japan	Japan	Illumina K.K. Japan
Illumina Netherlands B.V.	Netherlands	Illumina Netherlands B.V.
Illumina New Zealand Limited	New Zealand	Illumina New Zealand Limited
Illumina Singapore Pte. Ltd.	Singapore	Illumina Singapore Pte. Ltd
Illumina Trading (Shanghai) Co., Ltd.	China	Illumina Trading (Shanghai) Co., Ltd.
Illumina UK, Ltd.	United Kingdom	Illumina UK, Ltd.
Illumina Switzerland GmbH	Switzerland	Illumina Switzerland GmbH
Illumina Europe Limited	United Kingdom	Illumina Europe Limited
Illumina Denmark ApS	Denmark	Illumina Denmark ApS
Illumina Productos de Espana, S.L.U.	Spain	Illumina Productos de Espana, S.L.U.
Illumina AB	Sweden	Illumina AB

**All listed subsidiaries are wholly-owned, direct or indirect, subsidiaries of Illumina, Inc.

**As permitted under Rule 601 of Regulation S-K, we have omitted the names of subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) as of the end of the year covered by this report